CONFIDENTIAL TREATMENT HAS BEEN REQUESTED.

COMMERCIAL MANUFACTURE AND SUPPLY AGREEMENT
THIS COMMERCIAL MANUFACTURE AND SUPPLY AGREEMENT (the “Agreement”) is entered into as of November 1st, 2007 (the “Effective Date”), by and between OCERA THERAPEUTICS, INC. (“Ocera”), a Delaware corporation, having an address of 12651 High Bluff Drive, Suite 230, San Diego, CA 92130, United States of America, and KUREHA CORPORATION, a Japanese corporation (“Kureha”), having an address of 3-3-2, Nihonbashi Hama-cho, Chuo-ku, Tokyo 103-8552, Japan.
RECITALS
WHEREAS, Ocera (formerly known as Renovia, Inc.) and Kureha have entered into a License Agreement, effective as of August 31, 2005, which relates to the Compound as may be amended in accordance with the terms thereof (as defined below) (the “License Agreement”); and
WHEREAS, Kureha wishes to manufacture and supply to Ocera, and Ocera wishes to purchase from Kureha, the Compound for commercial sale in accordance with the terms of the License Agreement in accordance with applicable requirements of the United States Food and Drug Administration (“FDA”).
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and premises contained in this Agreement, the parties hereto agree as follows:

1.	DEFINITIONS.
1.1    “Affiliate” shall have the meaning provided in the License Agreement.
1.2    “Buffer Stock” shall have the meaning provided in Section 6.5(a).
1.3    “Certificate of Analysis” shall have the meaning provided in Section 5.3(b).
1.4    “cGMP” shall mean the current good manufacturing practices required by the FDA for the manufacture and testing of pharmaceutical materials, and the corresponding applicable requirements of the regulatory authority of each country in the Licensed Territory (as defined below).
1.5    “Compound” shall have the meaning provided in the License Agreement.
1.6    “DMF” (Drug Master File) shall mean a submission to the FDA and other regulatory authorities that may be used to provide confidential detailed information about facilities, processes, analytical methods, or articles used in the manufacturing, processing, packaging, and storing of one or more human drugs.
1.7    “FD&C Act” shall have the meaning provided in Section 8.3.
1.8    “Field” shall have the meaning provided in the License Agreement.
1.9    .
1.10    “Forecast” shall have the meaning provided in Section 3.2(b).
1.11    “Gross Margin” shall have the meaning provided in the License Agreement.
1.12    “Kureha Indemnitees” shall have the meaning provided in Section 11.1.
1.13    “Licensed Territory” shall have the meaning provided in the License Agreement.
1.14    “Losses” shall have the meaning provided in Section 11.1
1.15    “Manufacturing Process” shall have the meaning provided in Section 6.3.
1.16    “Manufacturing Right” shall have the meaning provided in Section 6.7(b)(ii).
1.17    “Minimum Buffer Stock” shall have the meaning provided in Section 6.5(b).
1.18    “NDA” shall have the meaning provided in the License Agreement.
1.19    “Net Sales” shall have the meaning provided in the License Agreement.
1.20    “Ocera Indemnitees” shall have the meaning provided in Section 11.2.
1.21    “Other Changes” shall have the meaning provided in Section 6.3.
1.22    “Pre-Approved Changes” shall have the meaning provided in Section 6.3.
1.23    “Product” shall have the meaning provided in the License Agreement.
1.24    “Raw Materials” shall have the meaning provided in Section 6.1.
1.25    “Second Storage Facility” shall have the meaning provided in Section 6.6.
1.26    “Specifications” shall mean the regulatory, manufacturing, quality control and quality assurance procedures, processes, practices, standards, instructions and any other attributes that the parties agree upon, or that are otherwise required, in connection with the manufacture and packaging, as applicable, of each Compound, as set forth on REF-1 as set forth in the License Agreement, to be confidentially kept by Ocera separately, as may be amended from time to time by written agreement of the parties pursuant to Section 5.3.
1.27    “Sublicensee” shall have the meaning provided in the License Agreement.
1.28    “Term” shall have the meaning provided in Section 10.1.
1.29    “Third Party” shall have the meaning provided in the License Agreement.
1.30    “Transfer Price” shall have the meaning provided in Section 4.1(a).

1.31

2.	PURCHASE AND SUPPLY.
2.1    Commercial Purchase and Supply. During the Term, Kureha shall manufacture and supply to Ocera and its Sublicensees for commercial purposes such quantities of the Compound to cover the Purchase Orders for the Compound, subject to Ocera’s minimum purchase requirements for the Compound set forth in Section 2.3 hereof. Subject to the terms of this Agreement, as long as Ocera and its Sublicensees sell the Product in the Licensed Territory, Kureha will be the exclusive supplier to Ocera and its Sublicensees of the Compound in the Licensed Territory during the Term.
2.2    Form of Supply. Kureha will supply the Compound to Ocera in bulk quantities only; provided, however, that Kureha will supply the Compound to Ocera in the form of Product (i.e., individual doses, final packaging, etc.), upon Ocera’s request, upon mutual agreement. Ocera shall pay additional costs and fees resulting from such supply by Kureha in the form of Product as mutually agreed by the parties.
2.3    Minimum Purchase Requirement. Pursuant to this Agreement, Ocera (or its Sublicensee) agrees to purchase from Kureha, the annual minimum amount as shall be agreed by the parties at the time of the initial Forecast by Ocera.

3.	FORECASTS AND PURCHASE ORDERS.
3.1     Commercial Launch. Ocera or its Sublicensee shall notify Kureha within 120 days of the issued date of the final study report of the first clinical trial involving the Compound, of the approximate timing of the anticipated commercial launch of any Product in the Field in the Licensed Territory. Such notification shall include a preliminary estimate of the quantity of the Compound needed for commercial launch. Such quantity of Compound required for the commercial launch of the Product shall be referred to herein as the “Initial Shipment”. Ocera or its Sublicensee may change the estimated date of commercial launch and the estimated quantity of the Compound needed for the Initial Shipment at any time by notifying Kureha; provided, however, that Ocera or its Sublicensee will inform Kureha of a reasonable range of the amount of the Compound that will be necessary for the Initial Shipment within 30 days of NDA filing. The amount of Initial Shipment required to be provided by Kureha hereunder shall not exceed 15 tons; provided, however, that if the Initial Shipment amount requested exceeds such amount, Kureha’s obligation to provide any amount in excess of [*] shall be subject to Kureha’s written consent, which shall be in Kureha’s sole discretion to provide.
3.2    Capacity Planning; Forecasts.
(a)    By the middle of 2008, the parties will establish a committee whose purpose will be to discuss and plan for the estimated capacity of Kureha to supply Compounds hereunder based upon the estimated requirements of Ocera for Compounds (the “MP-Committee”). The MP-Committee will be comprised of an equal number of members from each party. Each year beginning in 2008, Kureha will provide to Ocera, on or before August 1 of each calendar year during the Term, Kureha’s long range capacity planning information for the manufacture of Compounds for next 3 calendar years or such other time period as agreed between the parties, and Ocera will provide to Kureha, on or before September 1 of such calendar year, its long range forecast of Compounds for such 3 years or such other time period. Based upon such information provided by Kureha and Ocera, the MP-Committee will determine by unanimous agreement of its members, the recommended capacity of Kureha’s manufacturing facility to be allocated to Compounds to be supplied hereunder for such 3 years or such other time period (the “Recommended Capacity”), and such recommendation will be provided by the MP-Committee to Kureha for use at Kureha’s annual manufacturing planning meeting, which typically takes place in the first quarter of each calendar year. Within 30 days of each such annual manufacturing planning meeting by Kureha, Kureha shall provide written notice to Ocera of the capacity of Kureha’s manufacturing facility to be allocated to Compounds to be supplied hereunder for the next calendar year, which shall be reasonably within range of the Recommended Capacity for such calendar year (the “Capacity Amount”).
(b)    On or before July 1 and January 1 of each year during the Term, Ocera or its Sublicensee shall provide Kureha with a written forecast of its estimated orders for the Compound by month for the 12 month period beginning 6 months after such July 1 or January 1, as applicable (each a “Forecast”); provided, however, that Ocera shall provide Kureha with the first Forecast 6 months prior to the date when the first commercial launch of a Product is anticipated to occur. The estimated orders for the first 6 months of each Forecast are hereinafter referred to as the “Six Month Estimate”. By way of example, to the extent the first commercial launch of a Product is anticipated to occur in January 2011, on July 1, 2010 a Forecast would be provided for the period from January 1, 2011 through December 31, 2012, and of such Forecast, the estimated orders for the period from January 1, 2011 through June 30, 2011 would be the Six Month Estimate. Such Forecasts are not intended to be the binding orders for Compounds, and orders for Compounds will be made in accordance with Section 3.3. Notwithstanding any provisions hereof, the amount of any Six Month Estimate may not exceed the applicable Capacity Amount for the period of such Six Month Estimate.
3.3    Purchase Orders. By the 1st day of each month, Ocera shall place a firm purchase order for the Compound for the next month (each a “Purchase Order”), which shall be between [ * ] of monthly volume specified in the applicable Six Month Estimate. Ocera shall submit Purchase Orders in writing, in such form as the parties shall agree from time to time, to Kureha specifying the quantities of the Compound ordered, the desired shipment date for such the Compound and any special shipping instructions. Ocera shall order the Compound in lots of a defined number of units/lot pursuant to each Purchase Order as reasonably specified by Kureha, provided however, that Kureha shall make commercially reasonable efforts to limit the number of lots included in each shipment for relevant Purchase Orders. Kureha shall make each shipment of the Compound in the quantity and on the shipment date specified for it on the Purchase Order, via the mode(s) of transportation and to the party and destination specified on such Purchase Order. Any Purchase Orders for the Compound submitted by Ocera to Kureha shall reference this Agreement and shall be governed exclusively by the terms contained herein. The parties hereby agree that the terms and conditions of this Agreement shall supersede any term or condition in any Purchase Order, confirmation or other document furnished by Ocera or Kureha that is in any way inconsistent with these terms and conditions.
3.4    Delivery. Kureha shall pack for shipment in accordance with the procedures provided to be agreed between the parties and ship the Compound with a common carrier selected by Kureha to a destination specified in the applicable Purchase Order. Deliveries of the Compound shall be made FCA Narita Airport (Incoterms 2000) on the delivery date specified in the applicable Purchase Order.

4.	PAYMENT TERMS.
4.1    Price.
(c)    Ocera shall pay Kureha a transfer price FCA Narita Airport (Incoterms 2000) of [*] per gram of the Compound (the “Transfer Price”) for the Compound supplied by Kureha to Ocera for commercial purposes. The Transfer Price shall include all costs of manufacture, packaging and testing of the Compound conducted by Kureha. The Transfer Price shall remain in effect for [*] from the effective date of the License Agreement (subject to Section 4.1(d)). Thereafter, the Transfer Price will be increased using a Consumer Price Index inflation rate as agreed to by the parties; provided that any such increase in the Transfer Price shall not exceed Consumer Price Index inflation rate.
(d)    For the Compound supplied by Kureha for formulation development, toxicology and pharmacology studies (excluding post-marketing studies), Ocera will pay [*] of the Transfer Price.
(e)    Kureha will supply the amount requested by Ocera (at maximum 1,000 kg) of the Compound per year without charge for use as samples for a period of three years after each NDA approval of Product for each indication.
(f)    In addition, should the occurrence of any event not contemplated by the parties alter the economic fundamentals based on which the parties agree on the terms of this Agreement in a manner that places an excessive burden on either or both of the parties in the supply or purchase of the Compound at the Transfer Price, the party that is adversely affected may proceed as follows:
(i)    Such party may make a request for revision of the Transfer Price. Such request shall be in writing and made within a reasonable time from the moment such party becomes aware of the event and its adverse effect on such party. The request shall indicate the grounds on which it is based and provide adequate information to demonstrate the adverse effect on such party;
(ii)    The parties shall then consult with one another with a view to revising the Transfer Price on an equitable basis in order to ensure that neither party suffers excessive prejudice; and
(iii)    The request for revision of the Transfer Price shall not of itself suspend performance of this Agreement.
4.2    Method of Payment. All payments due hereunder to Kureha shall be paid to Kureha in Japanese Yen by telegraphic transfer remittance to the account of Kureha as may be designated by Kureha, within 45 days from the issuance date of invoice by Kureha, unless such shipment of the Compound is rejected in accordance with provisions of Section 5.4. However,
Ocera must receive the invoice within 15 business days of the issuance date by courier and confirm receipt thereof with its signature.

5.	QUALITY ASSURANCE CONTROL; ACCEPTANCE.
5.1    Qualification of United States Testing Facility. Kureha shall provide technology support and transfer to enable Ocera to qualify a facility, of Ocera’s choice, to perform analytical testing of the Compound. Ocera will pay for such technology support and transfer conducted by Kureha, including reasonable expenses incurred by Kureha for airfare, hotel accommodations and meals for Kureha personnel who participate in qualification of such testing facility (and such similar reasonable expenses incident to such activities as Ocera may approve in advance) within 30 days after receipt of invoice from Kureha documenting such expenses. Kureha will pay for its labor cost for Kureha personnel who participate in such qualification. Until such time a facility is qualified, as agreed by the parties, Section 5.4 will not apply.
5.2    Quality Agreement. The parties shall enter into a quality agreement, providing for details of quality assurance obligations of each party within 6 months of the Effective Date, or prior to the deadline established by Ocera’s qualified QA personnel in writing to Kureha and agreed by Kureha in writing.
5.3    Specifications; Testing.
(a)    Lot Testing. Kureha will perform standard analytical testing of each manufactured lot of the Compound to be delivered to Ocera to verify that it meets the Specifications. Kureha and Ocera, upon mutual agreement, may amend the Specifications.
(b)    Certificate of Analysis. Kureha shall also provide a certificate of analysis (the “Certificate of Analysis”) to Ocera or its Sublicensee with each shipment of the Compound. Such Certificate of Analysis shall certify that the Compound delivered conforms to the Specifications. Such Certificate of Analysis shall be accompanied by documents that contain information including the quantity of the shipment, as well as any further information required by the relevant regulatory authorities that, Ocera may have previously notified Kureha, is necessary. Ocera or its Sublicensee shall be under no obligation to accept any shipment of the Compound without an accompanying Certificate of Analysis, and other necessary documents.
5.4    Acceptance and Rejection.
(a)    Compound Testing. Ocera or its Sublicensee shall perform samplings and testing on a delivered lot, designed in accordance with the methods of analysis to be agreed between the parties and the Specifications, to determine whether the Compound meets the Specifications. If Ocera or its Sublicensee discovers any basis for a rejection of the Compound within 60 days after the delivery of such Compound to Ocera, Ocera shall inform Kureha promptly in writing of such rejection, and specifically state the reasons therefor. Notwithstanding the above provisions, acceptance of any delivery of Compound shall not preclude a subsequent rejection of the Compound by Ocera or its Sublicensee following discovery of latent defects in such Compound (including, without limitation, discovery of any substance that would cause the Compound to be adulterated within the meaning of the FD&C
Act) within 6 months after the delivery of such Compound to Ocera, that would not reasonably be detectable in accordance with such methods of analysis, provided that Ocera or its Sublicensee notifies Kureha in writing within 5 days of discovery of such latent defect.
(b)    Replacement of Rejected Compound. In the event Ocera or its Sublicensee discovers any basis for a rejection of the Compound or a latent defect under Section 5.4(a), Ocera shall promptly provide to Kureha a sample of such alleged non-conforming Compound for Kureha’s inspection and testing. Kureha shall deliver a replacement of such alleged non-conforming Compound within 15 working days after the receipt of a notice of rejection of such alleged non-conforming Compound from Ocera, at no cost to Ocera other than the original Transfer Price already paid or to be paid, for the alleged non-conforming Compound, with the same quantity of Compound which meets the Specifications, whether or not Kureha accepts Ocera’s basis for rejection. If Kureha disagrees with Ocera’s determination that such lot of the Compound does not meet the Specifications, a sample of the alleged non-conforming Compound shall be submitted to a third party laboratory to be mutually agreed between the parties. Such third party laboratory shall determine whether such Compound meets the particular portion(s) of the Specifications that are the subject of Kureha’s and Ocera’s dispute and the parties agree that such laboratory’s determination shall be final and determinative with respect to the issues submitted to it for resolution. The party against whom the third party laboratory rules shall bear all costs of the third party laboratory for such testing. Notwithstanding the foregoing, the parties acknowledge that the parties may be unable to identify or agree upon a third party laboratory appropriate to perform such testing. In such case, Kureha employees and Ocera employees with the suitable expertise will conduct the relevant testing jointly at Ocera’s facility in the United States of America. Ocera will reimburse Kureha for the reasonable expenses incurred by Kureha with respect to such travel (including reasonable airfare and lodging expenses) and testing at the Ocera facility and will pay to Kureha absence fee for such Kureha’s employees of [ * ] per day per person for the actual time spent involved in such testing if the results of such joint testing indicate that the Compound so tested meets the Specifications. Kureha will reimburse Ocera for the reasonable expenses incurred by Ocera with respect to such travel (including airfare and lodging expenses) and testing at the Ocera facility and will pay to Ocera absence fee for such Ocera employees of [ * ] per day per person for the actual time spent involved in such testing if the results of such joint testing indicate the Compound so tested does not meet the Specifications. If the third party laboratory determines, or if applicable, if the parties so determine by their joint testing, that the requested lot in fact met the Specifications, Ocera will pay Kureha the Transfer Price for the Compound including replacement lot provided by Kureha, together with the expenses incurred by Kureha and absence fee for Kureha’s employee mentioned above, within 10 working days after the later to occur of such determination and receipt of invoice for such expenses from Kureha. Rejected Compound shall be returned to Kureha or disposed of at Kureha’s expense in accordance with Kureha’s instructions.

6.	MANUFACTURE OF THE COMPOUND.
6.1    Raw Materials. Kureha shall be responsible for obtaining, any raw materials, components, other ingredients and packaging materials (“Raw Materials”) required for the manufacture of the Compound, in reasonable quantities consistent with the Purchase Order. Kureha shall use and rotate all stock of materials on a first-in, first-out basis.
6.2
6.3    Manufacture of the Compound. Kureha will manufacture the Compound in accordance with the Specifications, cGMPs and other applicable rules and regulations of the FDA and other governmental or regulatory agencies with jurisdiction over the manufacture, use or sale of the Compound, as then in effect. The parties shall notify each other within 3 business days of any new instructions or specifications regarding the Compound and manufacturing of the Compound, required by the FDA, and of other applicable rules and regulations. Without disclosing unnecessary confidential information, the parties shall confer with each other with respect to any response regarding such instruction or specification and discuss the best means to comply with such requirements and Kureha will bear the costs for implementing changes for such requirements. Such changes shall be implemented by Kureha, in a timely manner. Prior to NDA filing, Kureha shall cure cGMP deficiencies deemed necessary to pass FDA or other regulatory authority inspections.
6.4    Changes to the Specifications or to the Manufacturing Process. Kureha shall obtain the prior written consent of Ocera, which shall not be unreasonably withheld, with respect to any proposed revision to the Specifications, and any change in the Raw Materials, equipment, process or procedures used to manufacture the Compound (the “Manufacturing Process”) that would require pre-approval of the FDA or other applicable regulatory authority of any country of the Licensed Territory in which the Compound is then being sold or developed (the “Pre-Approved Changes”). Except as may be required by Section 6.7(b), Kureha is not required to disclose any confidential information related to the Manufacturing Process to Ocera. Kureha is not required to obtain the consent of Ocera for any revisions to the Specifications or the Manufacturing Process that would not require pre-approval of the FDA or other applicable regulatory authority of any country of the Licensed Territory (“Other Changes”), provided that Kureha shall notify Ocera of such Other Changes and shall provide all information required by the FDA or equivalent foreign regulatory agency. Any changes to the Specifications or to the Manufacturing Process shall be in compliance with the NDA for the Compound. The corresponding costs of implementing any changes to the Specifications or to the Manufacturing Process will be borne by Kureha.
6.5    Reprocessing and Reworking of the Compound. Any reprocessing or reworking of any lot of the Compound shall be made in full compliance with the procedures described in the DMF, or, if not made in compliance with the procedures described in the DMF, Kureha shall obtain the prior written consent of Ocera.
6.6    Buffer Stock.
(a)    Requirement of Kureha Buffer Stock. Not later than 6 months prior to the anticipated date of commercial launch of Product to be notified to Kureha by Ocera under Section 3.1 or 1 year after such notice, whichever is later, Kureha shall have available (including any Compound stored in a Second Storage Facility) a buffer stock of the Compound (the “Buffer Stock”), as determined by mutual agreement of the parties, subject to Section 6.5(b). Kureha will regularly update the Compound maintained as Buffer Stock so that it complies with the Compound warranty in Section 8.2. Ocera shall carry and cause its Sublicensees to carry reasonable quantity of inventory of the Compound.

(b)    Minimum Buffer Stock. The level of Buffer Stock will be expressed as a number of months of supply of the Compound and will be determined based upon the quantities specified in the most recent applicable Six Month Estimate. The Buffer Stock shall not be less than (i) 9 months supply of the Compound at any time there is only one manufacturing facility available for the manufacture of the Compound by or for Kureha, or (ii) 4 months supply of the Compound at any time there is more than one qualified or validated manufacturing facility available for the manufacture of the Compound by or for Kureha (the “Minimum Buffer Stock”).
(c)    Cost of Carrying Buffer Stock. The cost of carrying Buffer Stock and insuring the same shall be borne by Kureha. The cost of carrying an inventory of the Compound, other than the Buffer Stock, and insuring the same shall be borne by Ocera or its Sublicensees.
6.7    Second Storage Facility. Not later than 6 months prior to the anticipated date of commercialization contained in Ocera’s notice under Section 3.1 or 1 year after such notice, whichever is later, Kureha will qualify and thereafter keep qualified an additional storage facility to store a part of the Buffer Stock (a “Second Storage Facility”). The Second Storage Facility will be located approximately 80 kilometers away from, then existing storage facility. Unless otherwise agreed by the parties, no less than [*] of the Minimum Buffer Stock will be stored at the Second Storage Facility. Notwithstanding any provisions hereof, the cost of qualifying and keeping qualified the Second Storage Facility, storage fee for the Buffer Stock at the Second Storage Facility (but the storage fee shall not include the cost of transporting any Buffer Stock to the Second Storage Facility) shall be borne by Ocera. Kureha shall provide Ocera with an estimated budget of such cost and storage fee annually, and Ocera may discuss such cost and storage fee with Kureha. The selection of the site of the Second Storage Facility and the annual budget for such cost and storage fee shall be subject to mutual agreement by Kureha and Ocera, such agreement shall not to be unreasonably withheld. Notwithstanding any provisions hereof, if Kureha and Ocera do not reach agreement on the site of the Second Storage Facility and the annual budget for such cost and storage fee, Kureha does not have any obligation to store any Buffer Stock at the Second Storage Facility.
6.8    Manufacturing Rights.
(a)    Kureha shall use commercially reasonable efforts to avoid shortfalls in supply of the Compound based on the Forecast provided by Ocera or its Sublicensees and subject to Ocera and its Sublicensees complying with Sections 2.3, 3.2 and 3.3. In the event Kureha is unable to supply to Ocera or its Sublicensee, in whole or in part, the Compound based on any Six Month Estimate, for any reason (except to the extent caused by Ocera or any of its Sublicensees), then, Kureha shall promptly notify Ocera and/or its Sublicensees, in writing, of such shortage, or potential shortage, or inability to timely supply the Compound and, if possible, the date when Kureha will again be able to supply the Compound. For avoidance of doubt, even during such period, Kureha shall not be released from the obligation to continue supply of the Compound to Ocera and its Sublicensees. Kureha will use commercially reasonable efforts to remedy any shortfall of the Compound as soon as practicable and allocate available production capacity for the Compound in a fair and equitable manner among its customers. In addition, Kureha shall notify Ocera when Kureha anticipates that it will utilize Buffer Stock to satisfy any Six Month Estimate and when Kureha actually does utilize Buffer Stock to satisfy any Purchase Orders, including in each case the extent to which the Buffer Stock is anticipated to be utilized or is actually utilized, as applicable. Kureha further agrees to notify Ocera as to how quickly any resulting anticipated or actual shortfall in Buffer Stock will be remedied.
(b)    At any time during the Term, in the event that (x) Kureha is unable or unwilling to supply the Compound to Ocera or its Sublicensees and so notifies Ocera, (y) Kureha notifies Ocera under Section 6.7(a) that it is or will be unable to supply the Compound to Ocera or its Sublicensees, or (z) Ocera reasonably believes that Kureha will be unable to supply the Compound and Ocera notifies Kureha of such concern, then the parties will discuss appropriate remedies within a period to be mutually agreed by the parties. If, following such discussion, Kureha does not promptly resume the supply of the Compound to Ocera and its Sublicensees according to the Six Month Estimate or the parties have not agreed to an alternative resolution, Kureha shall promptly elect by written notice to Ocera either of the following: Kureha will (i) at Kureha’s sole expense, have a Third Party contract manufacturer selected by Kureha with Ocera’s prior written approval supply the Compound to Ocera and its Sublicensees on behalf of Kureha, or (ii) allow Ocera or its Sublicensee to manufacture itself or to have manufactured by any Third Party the Compound in the Licensed Territory solely for use and sale in the Field and in the Licensed Territory under Kureha’s pharmaceutical manufacturing process technology for the Compound, in order to satisfy Ocera’s and its Sublicensees’ requirements of the Compound (the “Manufacturing Right”). Promptly upon the Manufacturing Right becoming effective as specified in subsection (ii) of the preceding sentence, upon mutual agreement of plan and conditions of transfer which shall not be unreasonably withheld and shall be undertaken and completed as promptly as commercially possible, Kureha will transfer to Ocera or its Sublicensee, or a Third Party contract manufacturer designated by Ocera, all information, data, know-how and materials regarding Kureha’s pharmaceutical manufacturing process technology for the Compound that are necessary for the manufacture of the Compound and will cooperate in enabling Ocera or its Sublicensee or the designated Third Party contract manufacturer to manufacture and supply the Compound pursuant to the Manufacturing Right, which transfer and cooperation will be at Kureha’s own expense. Ocera shall have the Manufacturing Right until such time as Kureha has resumed and restored its capability to manufacture and supply Ocera’s and its Sublicensees’ requirements of the Compound and recommences its manufacture and supply of the Compound, or if longer, for the duration of any commercially reasonable obligation to purchase the Compound from any Third Party contract manufacturer imposed on Ocera and its Sublicensees based on the exercise of the Manufacturing Right. If Ocera and its Sublicensees continue to have obligations to purchase the Compound from any Third Party contract manufacturer based on the exercise of the Manufacturing Right after Kureha has resumed its capability to manufacture and supply the Compound under this Agreement, Ocera and its Sublicensees will purchase such portion, if any, of their requirements of the Compound from Kureha pursuant to this Agreement as can be purchased given the obligations to such Third Party contract manufacturer. When assessing Third Party contract manufacturers in connection with the exercise of the Manufacturing Right, Ocera will consider any Third Party contract manufacturers suggested by Kureha and will in good faith attempt to select a Third Party contract manufacturer that will permit Kureha to resume manufacture and supply under this Agreement as promptly as possible after it is able to do so, subject to commercially reasonable considerations of material differences in qualification, reliability, pricing, quality and other similar factors, considered as a whole, with respect to such potential Third Party contract manufacturers. Kureha shall provide Ocera with written notice of its ability to recommence manufacturing and supplying Ocera and its Sublicensees with their requirements of the
Compound no less than 6 months in advance. If Ocera exercises the Manufacturing Right, Kureha will reimburse Ocera for all reasonable and documented out‑of‑pocket costs for (A) transferring Kureha’s pharmaceutical manufacturing process technology, (B) laboratory trials, (C) writing and filing of a DMF, incurred by Ocera and, if applicable, its Sublicensees related directly to the transfer of Manufacturing Rights and (D) other out-of-pocket costs which are evidenced by documentation to be related to the transfer and are approved by Kureha in writing in advance of Kureha’s discretion provided, however, that even if Kureha does not approve such out-of-pocket costs, Ocera may ask for discussion with Kureha on burden of such out-of-pocket costs. Kureha and Ocera will use commercially reasonable efforts to negotiate commercially reasonable terms for such license of the Manufacturing Right, provided however such terms shall take into account the fact that Kureha is no longer supplying the Compound to Ocera pursuant to this Agreement and provided further that the transfer of the technology itself shall take place in parallel with the negotiation of the terms for the license.
6.9    Compensation to Ocera. In the event that (a) Ocera has provided Kureha with a Purchase Order pursuant to Section 3.3 hereof, and Kureha does not supply the Compound specified in such Purchase Order in accordance with the Compound warranty in Section 8.2, and (b) Kureha has not kept the Buffer Stock in accordance with Section 6.5 at the time when Kureha does not supply the Compound as provided in subsection (a) above, then Kureha will compensate Ocera for the Compensation Amount. For purposes hereof, the “Compensation Amount” shall equal [ * ] of Ocera’s actual loss of the Gross Margin on Products, if any, resulting from Kureha’s failure to supply the Compound specified in such Purchase Order that had been ordered but which orders have been cancelled due to Kureha’s failure to supply the Compound. Payment of such Compensation Amount shall be made by deducting the Compensation Amount (a) first from any payment of royalties to be made by Ocera under Article 3.3 of the License Agreement, and (b) then from any future milestone payment to be made by Ocera under Article 3.2 of the License Agreement; provided that, if any of such Compensation Amount remains after the deductions in subsections (a) and (b), Kureha shall pay any remaining compensation not previously deducted in accordance with subsections (a) and (b) in cash promptly upon written notice from Ocera. An example of the calculation of the Compensation Amount is set forth in EXHIBIT A.

7.	REGULATORY.
7.1    cGMP Compliance and QA Audits. Upon written request with reasonable advance notice to Kureha, Ocera or its Sublicensee shall have the right to have representatives visit Kureha’s manufacturing facilities during normal business hours to review Kureha’s manufacturing operations and assess its compliance with cGMP and quality assurance standards and to discuss any related issues with Kureha’s manufacturing and management personnel. Such visits shall not unreasonably interrupt Kureha’s manufacturing activities.
7.2    FDA and Regulatory Support. Kureha will (i) establish and maintain a DMF in accordance with the requirements of the FDA, as well as any comparable files required by regulatory authorities in other countries within the Licensed Territory, (ii) provide Ocera and its Sublicensees letters of authorization to cross‑reference the DMF and any other comparable files and (iii) further provide Ocera and its Sublicensees with all necessary information and data regarding the manufacture of the Compound to the extent necessary for Ocera and its Sublicensees to prepare and defend any inquiries from the FDA or to satisfy regulatory requirements in the Licensed Territory. Kureha further agrees to use commercially reasonable efforts to assist Ocera and its Sublicensees in obtaining FDA approval for its NDA with respect to Product, as well as approvals from any other government or agency which may be required for the marketing of Product in any other country within the Licensed Territory. Kureha specifically agrees to cooperate with any inspection by the FDA or other regulatory agency, including but not limited to any inspection from the FDA prior to approval of Ocera’s NDA for Product. Kureha shall notify Ocera and its Sublicensees in case of any FDA or relevant regulatory agency’s inspection with prior notice promptly upon receipt of notice of inspection, or in case of any FDA or other relevant regulatory agency’s inspection without prior notice, within 3 business days of any FDA or other relevant regulatory agency’s inspection relating to the Compound or any Compound related facility and, at the conclusion of such inspection, shall furnish Ocera and its Sublicensees a copy of any Form 483 or equivalent observations within 24 hours of the receipt of a copy of any Form 483. Ocera and Kureha will formulate the response to the FDA or other regulatory agency regarding 483 or equivalent observations in consultation with each other. Copies of all other documentation, except for any confidential information, including Kureha’s draft response relating to such inspection, shall be provided to Ocera within 5 business days of the conclusion of such inspection for review prior to communicating with the FDA or other regulatory agency for Ocera’s comments on the draft. In addition, Kureha shall notify Ocera and its Sublicensees within 3 business days of any other regulatory actions or communications (other than ministerial, non-substantive communications) relating to the Compound or any Compound related facility. The parties shall confer with each other with respect to any response regarding such action or communication and the best means to comply with such action or communication. In case the Form 483 or any other equivalent observations are relevant to Ocera’s Marketing Authorization Applications, the parties shall not only confer with each other with respect to any response regarding such action or communication, but will reach a mutual agreement of the content of the response.
7.3    Compliance with Laws. Kureha shall comply with all laws, rules and regulations applicable to the manufacture and supply of the Compound, including, without limitation all laws and regulations of such territories applicable to the transportation (as per Section 3.4 hereof), storage, use, handling and disposal of hazardous materials. Kureha represents and warrants to Ocera that it has and will maintain during the Term all government permits, including, without limitation, health, safety and environmental permits, necessary for the manufacture and supply of the Compound.
7.4    Documentation. From time to time, Ocera will inform any additional laws and requirements that are necessary for the Compound for use in the Field and in the Licensed Territory. Kureha shall keep relevant complete, accurate and authentic accounts, notes, data and records of the work performed under this Agreement (including, without limitation, batch records and supportive analytical data). Each party shall maintain complete and adequate records pertaining to the methods and facilities used for the manufacture, processing, testing, packing, labeling, holding and distribution of the Compound in accordance with all applicable laws and regulations so that the Compound may be used in humans; provided, however, that Ocera shall from time to time notify Kureha of such laws and regulations to be complied with by Kureha. Documents to be kept or maintained under this Section 7.4 must be retained for a period of at least 25 years, unless earlier destruction is confirmed and agreed by Ocera in writing. No such documents shall be destroyed without Ocera’s written consent.

8.	REPRESENTATIONS AND WARRANTIES.
8.1    Mutual Representations and Warranties. Each party represents and warrants to the other that: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; and (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.
8.2    Compound Warranty. Kureha represents and warrants that all Compound delivered by Kureha to Ocera or its Sublicensee will (i) be manufactured in accordance with cGMPs and other applicable U.S. domestic and ICH Guidelines’ rules and regulations, and (ii) conform to the applicable Specifications at the time of delivery. Kureha represents and warrants that all Compound delivered by Kureha to Ocera or its Sublicensee at the time of delivery to Ocera or its Sublicensee, shall not be adulterated or misbranded within the meaning of the FD&C Act. Ocera’s remedies and Kureha’s liability with respect to this warranty are set forth in Section 5.4 and, if applicable, Section 6.8. This warranty is the only warranty made by Kureha with respect to the Compound delivered hereunder, and may only be modified or amended by a written instrument signed by a duly authorized officer of Kureha and accepted by Ocera.
8.3    No Debarred or Disqualified Persons. Kureha represents and warrants that it shall not employ, contract with, or retain any person directly or indirectly to perform any services under this Agreement if such a person is under investigation by the FDA for debarment or is presently debarred by the FDA pursuant to 21 U.S.C. § 335a or its successor provisions. Kureha further represents and warrants that it has not engaged in any conduct or activity which could lead to any of the above-mentioned disqualification or debarment actions. If, during the Term, Kureha or any person employed or retained by it to perform work on the manufacture of the Compound (i) comes under investigation by the FDA for a debarment action or disqualification, (ii) is debarred or disqualified, or (iii) engages in any conduct or activity that could lead to any of the above-mentioned disqualification or debarment actions, Kureha shall immediately, upon becoming aware of such investigations, conduct or activity, notify Ocera of same.
8.4    Disclaimer. Except as expressly set forth herein or in the License Agreement, THE COMPOUND SUPPLIED BY KUREHA HEREUNDER IS PROVIDED “AS IS” AND KUREHA EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO. Without limiting the generality of the foregoing, Kureha expressly does not warrant (a) the success of any Compound or Product or (b) the safety or usefulness for any purpose of the Compound it provides hereunder.

9.	LIMITATION OF LIABILITY.
NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY RIGHTS GRANTED HEREUNDER; provided, however, that this provision shall not be construed to limit the provisions set forth in Section 6.8 hereof, or either party’s right to seek damages for breach of confidentiality provisions, or for indemnification obligations for third party claims under Section 11 of this Agreement.

10.	TERM AND TERMINATION.
10.1    Term. The term of this Agreement shall commence on the Effective Date and shall continue until terminated as provided in this Section 10 (the “Term”).
10.2    Termination of Agreement by Ocera. Ocera may terminate this Agreement at any time following expiration of the License Agreement upon 6 months’ prior written notice to Kureha.
10.3    Termination of Agreement for Material Breach. Each party may terminate this Agreement for material breach of this Agreement by the other party upon 60 days’ written notice specifying the nature of the breach, if such breach has not been cured within such 60 day period. Notwithstanding the foregoing, if a party receives a written notice of termination notifying that it is in breach of a material provision of this Agreement, and, within 15 days after receipt of such notice of breach, such party in good faith disputes such allegation of breach, then such dispute shall be resolved under the procedures set forth in Section 12.1 below, in which case this Agreement shall not be terminated and shall remain in full force and effect in accordance with their terms pending resolution in accordance with Section 12.1.
10.4    Termination of Agreement for Bankruptcy. Each party may terminate this Agreement immediately upon or after the Insolvency, Bankruptcy, dissolution or winding up of the other party (other than a dissolution or winding up for the purpose of merger or recapitalization). As used herein, “Insolvency” means the first day when a party becomes unable to pay its debts as they become due and “Bankruptcy” means (i) where bankruptcy proceedings are instituted against a party for bankruptcy and such proceedings are not dismissed or withdrawn within 90 days after the initiation thereof, the first day after such 90 day period and (ii) where bankruptcy proceedings are instituted by the party, the day on which such proceedings are filed with a court.
10.5    Termination of Agreement Upon Early Termination of License Agreement. This Agreement will automatically terminate upon the early termination of the License Agreement in accordance with the terms of the License Agreement. Upon the expiration of the License Agreement in accordance with the terms of the License Agreement, this Agreement will remain in effect in accordance with its terms; provided that the parties will discuss whether there should be any change in the transfer price of the Compound.
10.6    Survival. Termination of this Agreement will not relieve the parties of any obligation accruing prior to such termination. Sections 1, 7.2, 7.4, 8.4, 9, 10.6, 10.7, 10.8, 11 and 12 will survive termination of this Agreement. Termination of this Agreement shall not limit any other rights and remedies of the parties.
10.7    Exercise of Right to Terminate. The use by either party hereto of a termination right provided for under this Agreement shall not give rise to the payment of damages or any other form of compensation or relief to the other party with respect thereto.
10.8    Damages; Relief. Subject to Section 10.7 above, termination of this Agreement shall not preclude either party from claiming any other damages, compensation or relief that it may be entitled to upon such termination.

11.	INDEMNIFICATION.
11.1    Indemnification by Ocera. Ocera hereby agrees to save, defend and hold Kureha and its Affiliates and their respective directors, officers, employees and agents (each, a “Kureha Indemnitee”) harmless from and against any and all claims, suits, actions, demands, liabilities, expenses and/or loss, including reasonable legal expense and attorneys’ fees (collectively, “Losses”), to which any Kureha Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of: (i) the manufacture, use, handling, storage, sale or other disposition of any Compound or Product by Ocera or any of its Sublicensees, or a Third Party contractor acting on behalf of Ocera or any of its Sublicensees, or (ii) the breach by Ocera of any material warranty, representation, covenant or agreement made by Ocera in this Agreement; except, in each case, to the extent such Losses result from the negligence or willful misconduct of any Kureha Indemnitee or the breach by Kureha of any material warranty, representation, covenant or agreement made by Kureha in this Agreement.
11.2    Indemnification by Kureha. Kureha hereby agrees to save, defend and hold Ocera and its Affiliates and their respective directors, officers, employees and agents (each, a “Ocera Indemnitee”) harmless from and against any and all Losses to which any Ocera Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of: (i) the manufacture, use, handling, storage, sale or other disposition of any Product by Kureha or its Affiliates or licensees (other than Ocera or its Sublicensees), or any Third Party contractor acting on behalf of Kureha or any of its Affiliates; or (ii) the breach by Kureha of any material warranty, representation, covenant or agreement made by Kureha in this Agreement; except, in each case, to the extent such Losses result from the negligence or willful misconduct of any Ocera Indemnitee or the breach by Ocera of any material warranty, representation, covenant or agreement made by Ocera in this Agreement.
11.3    Control of Defense. Any entity entitled to indemnification under this Section 11 shall give notice to the indemnifying party of any Losses that may be subject to indemnification, promptly after learning of such Losses, and the indemnifying party shall assume the defense of such Losses with counsel reasonably satisfactory to the indemnified party. If such defense is assumed by the indemnifying party with counsel so selected, the indemnifying party will not be subject to any liability for any settlement of such Losses made by the indemnified party without its consent (but such consent will not be unreasonably withheld or delayed), and will not be obligated to pay the fees and expenses of any separate counsel retained by the indemnified party with respect to such Losses.
11.4    Insurance. Each party, at its own expense, shall maintain appropriate general liability insurance and product liability insurance with respect to its activities under this Agreement in an amount consistent with industry standards during the Term. Each party shall provide to the other party, upon request of the other party, an insurance certificate which does not contain insured amount.

12.	MISCELLANEOUS.
12.1    Dispute Resolution. In the event of any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, the parties shall try to settle their differences amicably between themselves first, by referring the disputed matter to the Chief Executive Officer of Ocera and the General Manager of Pharmaceuticals Division of Kureha. Either party may initiate such informal dispute resolution by sending written notice of the dispute to the other party, and, within 20 days after such notice, such representatives of the parties shall meet for attempted resolution by good faith negotiations. If the representative of the parties have not been able to resolve the dispute within 30 days after such mediation hearing, then any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement, shall be resolved by final and binding compulsory arbitration in San Diego, the United States of America, or Tokyo, Japan pursuant to and in accordance with the then-current Rules of Arbitration of the International Chamber of Commerce. Where Kureha initiates the arbitration, the arbitration will be held in San Diego, the United States of America, and where Ocera initiates the arbitration, the arbitration will be held in Tokyo, Japan. The arbitration shall be conducted by a panel of three persons experienced in the pharmaceutical industry, none of whom shall be a current or former employee or director, or a then-current stockholder, of either party, their respective Affiliates or any Sublicensee. Within 30 days after receipt of the original notice of binding arbitration, each party shall select one person to act as arbitrator and the two party-selected arbitrators shall select a third arbitrator within 15 days of their appointment. Either party may apply to the arbitrators for interim injunctive relief until the arbitrators have rendered their decision or the controversy is otherwise resolved. Either party may also, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that party pending the arbitrators’ decision. The arbitrators shall have no power to add to, subtract from or modify any of the terms or conditions of this Agreement, nor to award punitive damages. Any award rendered in such arbitration may be enforced by either party in any court having jurisdiction. Each party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees of arbitration, provided that the arbitrators shall be authorized to determine whether a party is the prevailing party, and if so, to award to that prevailing party reimbursement for its reasonable costs and expenses, including reasonable attorneys’ fees, in connection with arbitration of such controversy or claim. By agreeing to this binding arbitration provision, the parties understand that they are waiving certain rights and protections which may otherwise be available if a dispute between the parties were determined by litigation in court, including, without limitation, the right to seek or obtain certain types of damages precluded by this provision, the right to a jury trial and certain rights of appeal. Notwithstanding anything to the contrary herein, any dispute, controversy or claim that concerns (a) the validity or infringement of a patent, trademark or copyright; or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory, shall not be subject to the arbitration provisions of this Section 12.1.
12.2    Confidentiality. Section 9 of the License Agreement shall apply to any Information (as defined in the License Agreement) furnished to a party by the other party pursuant to this Agreement or any Information developed by the other party hereunder, which shall be included as Confidential Information under the License Agreement; provided, however that the obligations under Section 9 of the License Agreement with respect to Confidential Information furnished or provided pursuant to this Agreement shall continue in effect during the Term of this Agreement and for 10 years thereafter.
12.3    Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, excluding its conflicts of laws principles.
12.4    Entire Agreement; Modification. This Agreement is both a final expression of the parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning the subject matter hereof. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the parties to this Agreement.
12.5    Relationship Between the Parties. The parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the parties. Neither party is a legal representative of the other party, and neither party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other party for any purpose whatsoever.
12.6    Non-Waiver. The failure of a party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such party.
12.7    Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld); provided, however, that either party may assign this Agreement and its rights and obligations hereunder without the other party’s consent:
(a)    in connection with the transfer or sale of all or substantially all of the business of such party to which this Agreement relates to a Third Party to whom such party may assign the License Agreement and its rights and obligations thereunder, whether by merger, sale of stock, sale of assets or otherwise; provided that in the event of a transaction (whether this Agreement is actually assigned or is assumed by the acquiring party by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights of the acquiring party to such transaction (if other than one of the parties to this Agreement) shall not be included in the technology licensed hereunder; or
(b)    to an Affiliate, provided that the assigning party shall remain liable and responsible to the non‑assigning party hereto for the performance and observance of all such duties and obligations by such Affiliate.
The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties. Any assignment not in accordance with this Agreement shall be void.
12.8    No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.
12.9    Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.
12.10    Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile confirmed thereafter by any of the foregoing, to the party to be notified at its address(es) given below, or at any address such party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; (b) if mailed, three days after the date of postmark; or (c) if delivered by overnight courier, the next business day the overnight courier regularly makes deliveries.
If to Ocera, notices must be addressed to:
Ocera Therapeutics, Inc.
12651 High Bluff Drive, Suite 230
San Diego, CA 92130
United States of America
Attention: Chief Executive Officer
Telephone: +1-858-436-3901
Facsimile: +1-858-436-3999
If to Kureha, notices must be addressed to:
Kureha Corporation
3-3-2, Nihonbashi-Hamacho
Chuo-ku, Tokyo 103-8552
Japan
Attention: General Manager, Pharmaceuticals Division
Telephone: +81-3-3249-4729
Facsimile: +81-3-3249-4730
12.11    Force Majeure. Except for the obligation to make payment when due (which shall be fairly adjusted as a result of the effect of the applicable force majeure), each party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such party’s reasonable control including but not limited to acts of God (including, without limitation, earthquake, fire, flood, atmospheric disturbance, lightning, storm, typhoon, tornado, landslide, soil erosion, subsidence and epidemic), strikes, lock outs, acts of war, civil disorder or other similar events not within the reasonable control of the party concerned that render performance by such party of its obligations under this Agreement impossible; provided, however, that in no event shall an event that makes performance by a party of its obligations under this Agreement impossible solely due to the economic condition of such party be considered a force majeure event. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the party has not caused such event(s) to occur. Notice of a party’s failure or delay in performance due to force majeure must be given to the other party within 10 days after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. In no event shall any party be required to prevent or settle any labor disturbance or dispute. Notwithstanding the foregoing, should the event(s) of force majeure suffered by a party extend beyond a three‑month period, the other party may then terminate this Agreement by written notice to the non-performing party, with the consequences of such termination as set forth in Sections 10.7 and 10.8. |
12.12    Interpretation.
(a)    Captions & Headings. The captions and headings of clauses contained in this Agreement preceding the text of the articles, sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.
(b)    Singular & Plural. All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders and the neuter. The term “including” shall not be deemed to be exclusive.
(c)    Articles, Sections & Subsections. Unless otherwise specified, references in this Agreement to any article shall include all sections, subsections, and paragraphs in such article; references in this Agreement to any section shall include all subsections and paragraphs in such sections; and references in this Agreement to any subsection shall include all paragraphs in such subsection.
(d)    Days. All references to days in this Agreement shall mean calendar days, unless otherwise specified.
(e)    Ambiguities. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either party, irrespective of which party may be deemed to have caused the ambiguity or uncertainty to exist.
(f)    English Language. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given under this Agreement shall be in the English language.
12.13    Counterparts; Facsimile. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument. This Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.
[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this COMMERCIAL MANUFACTURE AND SUPPLY AGREEMENT on the Effective Date.

Ocera Therapeutics, Inc.	Kureha Corporation

By: s/Laurent Fischer	By: s/ Mashahiko Fujii
Printed Name: Laurent Fischer, M.D.	Printed Name: Mashahiko Fujii, Ph.D.

Title: President & CEO	Title: Executive Vice President & General Manager, Pharmaceuticals Division

EXHIBIT A

Example of how to calculate the Compensation Amount:
(i) Ocera provides to Kureha the Purchase Order for the Compound of [ * ] based on Six Month Estimate:
(ii) Ocera has accepted purchase orders from its customers for the Products of [ * ] which will be manufactured by using the Compound specified in such Purchase Order, and transfer price of the Product for such purchase order is [ * ] ;
(iii) Kureha provides to Ocera [ * ] and does not provide the rest of Compound specified in such Purchase Order (i.e. [*]) to Ocera for Kureha’s fault, and Kureha has not kept the Buffer Stock in accordance with Section 6.5 at that time;
(iv) Ocera has the Compound of [*] and the Products of [*], under its own inventory at that time;
(v) Ocera sells Products of [ * ] to such customers by using such inventory of the Compound and the Products and the Compound of [ * ] provided by Kureha, and fails to sells to such customers the rest of Products specified in such purchase orders (i.e. [ * ] ); and
(vi) Ocera’s Gross Martin for such purchase orders is [ * ]

[                *                        ]

1